Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Hexcel Corporation for the registration of debt securities, common stock and preferred stock and to the incorporation by reference therein of our reports dated February 7, 2018, with respect to the consolidated financial statements and schedule of Hexcel Corporation, and the effectiveness of internal control over financial reporting of Hexcel Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Stamford, Connecticut
March 30, 2018